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Investors	News Media
Patty Campanile	Linda Megathlin
(508)236-3147	(508)236-1761
pcampanile@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES B.V. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2008 RESULTS

•	Fourth quarter 2008 net revenue was $267.6 million, a decrease of 28.2 percent from the fourth quarter 2007.

•	Fourth quarter GAAP Net Loss was $52.2 million versus fourth quarter 2007 GAAP Net Loss of $80.2 million.

•	Fourth quarter 2008 Adjusted EBITDA[1] was $58.9 million, a decrease of 37.6 percent from fourth quarter 2007.

Almelo, The Netherlands – February 11, 2009 - Sensata Technologies B.V. (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2008.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2008

Fourth quarter 2008 net revenue was $267.6 million, which represents a decrease of $105.0 million, or 28.2 percent, from the fourth quarter of 2007 net revenue of $372.6 million.  GAAP Net Loss for the fourth quarter 2008 was $52.2 million versus a GAAP Net Loss for the fourth quarter 2007 of $80.2 million.  Fourth quarter 2008 Adjusted EBITDA1 was $58.9 million, which is $35.6 million or 37.6 percent lower than the fourth quarter 2007 Adjusted EBITDA1 of $94.5 million.

For the full year ended December 31, 2008, net revenue was $1,422.7 million, an increase of $19.4 million or 1.4 percent from $1,403.3 million for the same period in 2007.  GAAP Net Loss for the full year ended December 31, 2008 was $134.5 million versus a GAAP Net Loss of $252.5 million for the same period, 2007.  Adjusted EBITDA1 was $348.4 million, which represents a decrease of $10.4 million or 2.9 percent from $358.8 million for the same period in 2007.  Pro-forma Adjusted EBITDA2 for the twelve months ended December 31, 2008 was $369.8 million compared to $389.0 million for the same time period in 2007.

Tom Wroe, Chairman and Chief Executive Officer, said, “The market conditions we face are unprecedented and we anticipate that conditions in each of the major industry segments that we serve will remain soft for at least the near term.  Given these conditions, we have placed continued focus on taking actions that are designed to align our cost structure with expected lower demand and took steps during 2008 that will reduce our cost structure by over $350 million on an annualized basis.”  Mr. Wroe further commented, “We will continue to monitor the overall market conditions as well as the demand from our customers and take actions as needed so that we will emerge in a stronger position relative to the competition when the markets recover.”

Fourth quarter ending cash balance was $77.7 million.  This ending balance is down from $150.4 million at September 30, 2008 but up from $60.1 million at December 31, 2007.

Jeff Cote, Chief Financial Officer, added, “The reduction in our cash balance from September 30, 2008 was due primarily to the strategic decision to deploy approximately $60 million in cash at year end to accelerate payments to suppliers in exchange for their commitment to migrate closer 60 day terms.  As of February 10, 2009, our cash balance was at $131.8 million and we expect to generate cash throughout 2009 after payment of cash interest, capital expenditures and taxes.”

1,2 See Non-GAAP measures for discussion of EBITDA, Adjusted EBITDA, and Pro-forma Adjusted EBITDA, including a reconciliation of these measures to GAAP Net Loss.

Recent Developments

In December, 2008, the Company decided to discontinue its investment in the automotive vision sensing business.  This business included the automotive imaging division of Cyprus Semi-conductor Corporation that the Company purchased in March of 2007.  The Company is currently exploring avenues for the sale of this business.

On January 28, 2009, a significant customer filed a lawsuit against Texas Instruments and Sensata Technologies, Inc. alleging failures in certain of its products that are incorporated into certain of the customer's refrigerators.   The Company believes that a loss is probable and has included a reserve in its financial statements for the year ended December 31, 2008.

Company Earnings Conference Call

The Company will conduct a conference call on Wednesday, February 11, 2009 at 11:00 a.m. eastern standard time to discuss the financial results for its fourth quarter and full year ended December 31, 2008.  The U.S. dial in number is 877-874-1563 and the non-U.S. dial in number is 719-325-4764.  The conference code number is 6807441.  For those unable to participate in the conference call, a replay will be available for one week following the call.  To access the replay, the U.S. dial in number 888-203-1112 and the non-U.S. dial in number is 719-457-0820.  The replay passcode is 6807441.  The replay will also be available for one year on the Company’s website, http://www.sensata.com.

About Sensata Technologies B.V.

Sensata Technologies B.V. is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes.  The Company has business and product development centers in the United States, the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, and the Dominican Republic, as well as sales offices around the world.  The Company employs over 9,000 people worldwide.

Safe Harbor Statement

This earnings release and our statements on our earnings calls contain forward-looking statements, which may involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to: changes in general economic conditions; continued adverse conditions in the automotive industry; warranty and recall claims; failure to comply with the covenants contained in the credit agreement governing our Senior Secured Credit Facility or our other debt agreements; our ability to generate sufficient cash flows to meet our debt service obligations; continued pricing and other pressures from our customers; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; increases in labor and material costs and non-performance by our suppliers; increased competition in the key markets in which we operate; the threat of material costs associated with product liability; our ability to integrate acquired businesses, including our ability to realize synergies related to our integration of acquisitions; the risk of changes in tax laws in the jurisdictions where we operate; and the risk that our sponsors’ interests may conflict with the interests of note holders.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings.  Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

Non-GAAP Measures

EBITDA, Adjusted EBITDA and Pro-forma Adjusted EBITDA are non-GAAP measures of profitability. Adjusted EBITDA and Pro-forma Adjusted EBITDA are required measures in our bank reporting.  We define EBITDA as earnings before interest, taxes, depreciation and amortization.  We calculate Adjusted EBITDA by adjusting EBITDA to exclude non-cash expenses, one-time charges associated with becoming a stand-alone company and one time charges associated with becoming an SEC registrant, expenses incurred in connection with acquisitions, and significant nonrecurring items.  We further adjusted Adjusted EBITDA for pro-forma adjustments such as unrealized synergies on acquired businesses and discontinued operations.  We believe Adjusted EBITDA and Pro-forma Adjusted EBITDA provide investors with helpful information with respect to our operations and cash flows.  We include it to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements.  See the tables below which reconcile Net Loss to EBITDA, Adjusted EBITDA and Pro-forma Adjusted EBITDA.

The following (unaudited) table reconciles Net Loss to EBITDA and Adjusted EBITDA for the fourth quarter, 2008:

($ in 000s)	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007

Net Loss	$(52,196)	$(80,198)
Provision for income taxes	1,307	21,033
Interest expense, net	46,224	51,737
Depreciation and amortization	49,145	50,817
EBITDA	44,480	43,389
S&C transition expenses	110	4,636
Significant, non-recurring items	5,893	3,500
Acquisition, restructuring, financing costs, gain on extinguishment of debt and other	17,735	6,598
Currency translation (loss)/gain on debt	(23,982)	35,939
Goodwill impairment	13,173	―
Stock compensation, management fees and other	1,535	475
Adjusted EBITDA[1]	$58,944	$94,537

1See Non-GAAP measures for discussion of EBITDA and Adjusted EBITDA, including a reconciliation of these measures to GAAP Net Loss.

Certain prior period amounts have been re-classified to allow comparison to current year.

The following (unaudited) table reconciles Net Loss to EBITDA, Adjusted EBITDA and Pro-forma Adjusted EBITDA for the full year ended December 31, 2008:

($ in 000s)	Full Year Ended December 31, 2008	Full Year Ended December 31, 2007

Net Loss	$(134,482)	$(252,509)
Provision for income taxes	53,531	62,504
Interest expense, net	196,337	188,587
Depreciation and amortization	200,123	189,382
EBITDA	315,509	187,964
S&C transition expenses	4,051	16,765
Significant, non-recurring items	20,746	8,170
Acquisition, restructuring, financing costs, gain on extinguishment of debt and other	41,337	18,790
Currency translation (loss)/gain on debt	(53,209)	111,946
Goodwill impairment	13,173	―
Write-off of inventory step-up	―	4,454
Stock compensation, management fees and other	6,761	10,677
Adjusted EBITDA[1]	$348,368	$358,766
Pro-forma acquisition synergies	21,460	30,241
Pro-forma Adjusted EBITDA[2]	$369,828	$389,007

1,2See Non-GAAP measures for discussion of EBITDA, Adjusted EBITDA and Pro-forma Adjusted EBITDA, including a reconciliation of these measures to GAAP Net Loss.

Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)
	Three Months	Three Months
	Ended	Ended
	December 31, 2008	December 31, 2007
Net revenue	$267,584	$372,607
Operating costs and expenses:
Cost of revenue	179,187	255,429
Research and Development	6,898	9,907
Selling, general and administrative	74,006	73,233
Goodwill impairment	13,173	¯
Restructuring	16,432	1,831
Total operating costs and expenses	289,696	340,400
(Loss)/Profit from operations	(22,112)	32,207
Interest expense, net	(46,224)	(51,737)
Currency translation gain/(loss) and other	27,965	(35,597)
Loss from continuing ops, before taxes	(40,371)	(55,127)
Provision for income taxes	1,307	21,033
Loss from continuing ops, net of taxes	(41,678)	(76,160)
Loss from Discontinued ops, net of taxes	(10,518)	(4,038)
Net Loss	$(52,196)	$(80,198)

 Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.
Consolidated Statement of Operations
(unaudited)

($ in 000s)
	Full Year	Full Year
	Ended	Ended
	December 31, 2008	December 31, 2007
Net revenue	$1,422,655	$1,403,254
Operating costs and expenses:
Cost of revenue	958,860	950,316
Research and development	38,270	33,900
Selling, general and administrative	308,216	291,556
Impairment of Goodwill	13,173	¯
Restructuring	24,124	5,166
Total operating costs and expenses	1,342,643	1,280,938
Profit from operations	80,012	122,316
Interest expense, net	(196,337)	(188,587)
Currency translation gain/(loss) and other	55,456	(105,474)
Loss from continuing ops, before taxes	(60,869)	(171,745)
Provision for income taxes	53,531	62,504
Loss from continuing ops, net of taxes	$(114,400)	$(234,249)
Loss from Discontinued Ops, net of taxes	(20,082)	(18,260)
Net Loss	(134,482)	(252,509)

Certain prior period amounts have been re-classified to allow comparison to current year.

SENSATA TECHNOLOGIES B.V.

Notes to (unaudited) Consolidated Statement of Operations

Basis of Presentation

The accompanying (unaudited) Consolidated Statement of Operations does not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements.  The accompanying financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of our operations for the interim periods presented.  This information should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the interim financial statements included in the Company’s Form 10-Q for the periods ended September 30, 2008, June 30, 2008 and March 31, 2008 as well as the financial statements to be included in the Company’s Form 10-K for the year ended December 31, 2008.

U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements.